UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2008

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2008, Robert M. Ward, age 41, was promoted to the position of Chief Operating Officer. Mr. Ward succeeds Lawrence Anderson, who will be retiring and who resigned from the position on July 25, 2008.

Mr. Ward has previously served as Managing Director for the Company’s Asian operations since June 2007, where he set-up the Company’s China-based product development and manufacturing subsidiary. Mr. Ward has more than nineteen years of experience in operations, product management, engineering, and manufacturing. Prior to joining the Company, from April 2006 to June 2007, Mr. Ward served as Director of Product Management for WatchGuard Technologies Inc., a Seattle, Washington based provider of Computer Network Firewalls and Software Security Services for Small to Medium Enterprises. From November of 2001 to March 2006, Mr. Ward served as the Director of Operations for WatchGuard Technologies Inc. Mr. Ward earned a Bachelor of Science Degree in Mechanical Engineering from the University of Minnesota Institute of Technology in 1989. Mr. Ward earned a Masters of Business Administration from the University of Minnesota Carlson School of Management in 2001.

Mr. Ward is not a director of other reporting companies, is not associated with another director of the Company by family relationships, and has not during the past five years been: involved in a bankruptcy petition or a pending criminal proceeding; convicted in a criminal proceeding excluding traffic and minor offenses; subject to any order, judgment, or decree, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or found by a court, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Mr. Ward’s employment is on at at-will basis. Mr. Ward presently receives a base salary at the rate of $164,000 per year. Mr. Ward may be eligible for an annual bonus in accordance with performance based criteria established by the Company’s Compensation Committee in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: July 30, 2008	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren
Chief Financial Officer

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